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                                 UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 1-11977

                        MIDCOAST ENERGY RESOURCES, INC.
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             (Exact name of registrant as specified in its charter)

      1100 LOUISIANA, SUITE 2950,    HOUSTON, TX 77002    (713) 650-8900
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [X]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [X]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: NONE

Pursuant to the requirements of the Securities Exchange Act of 1934, Enbridge Midcoast Energy, Inc. (successor by merger to the registrant) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 11, 2001                     By:  /s/ Dan C. Tutcher
     ----------------------                --------------------------
                                           Dan C. Tutcher, President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
        INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                     UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.

SEC 2089 (3-99)